1 FIRST AMENDMENT TO EMPLOYMENT AGREEMENT THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of August 1, 2024 (“Amendment Date”), is made by and between CELSIUS HOLDINGS, INC., a Nevada corporation (the “Company”) and JARROD LANGHANS (“Executive”). Recitals: WHEREAS, the Company and Executive entered into a certain Employment Agreement on February 2, 2024 with an effective date January 1, 2024 (the “Agreement”); and WHEREAS, the Company and Executive mutually desire to amend the Agreement in certain respects. NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, amend the Agreement, effective as of the Amendment Date, as follows: Agreement: 1. Section 8.5 is amended to add a new subsection (d) to read as follows: (d) A prorated amount of Executive’s target annual bonus for the year in which Executive’s Termination Date occurs, such proration to be equal to the length of Executive’s employment with the Company in the year in which Executive’s Termination Date occurs, prior to such Termination Date, paid in a lump sum on the sixtieth (60th) day following the Termination Date. 2. Section 8.8(a) is amended and restated in its entirety to read as follows: An amount equal to two (2.0) times the sum of (i) Executive’s Base Salary in effect on the Termination Date plus (ii) Executive’s target annual Performance Bonus for the calendar year in which the termination occurs, paid in a lump sum on the sixtieth (60th) day following the Termination Date. 3. Section 8.8 is amended to add a new subsection (d) to read as follows: (d) A prorated amount of Executive’s target annual bonus for the year in which Executive’s Termination Date occurs, such proration to be equal to the length of Executive’s employment with the Company in the year in which Executive’s Termination Date occurs, prior to such Termination Date, paid in a lump sum on the sixtieth (60th) day following the Termination Date. 4. Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be Exhibit 10.2 2 delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. 5. No Other Amendments. All other terms, covenants and conditions of the Agreement shall remain the same and continue in full force and effect and shall be deemed unchanged, except as such terms, covenants and conditions of the Agreement have been modified by this Amendment, and this Amendment shall, by this reference, constitute a part of the Agreement. IN WITNESS WHEREOF, this Amendment has been executed, under seal, as of the date and year written below, to be effective as of the date set forth above. COMPANY Celsius Holdings, Inc. By: /s/ John Fieldly Name: John Fieldly Its: Chief Executive Officer Date: August 2, 2024 EXECUTIVE Jarrod Langhans /s/ Jarrod Langhans Date: August 2, 2024 Exhibit 10.2